Exhibit 10.2

Description of Performance-Based Restricted Share Unit Adjustments

Effective July 1, 2018, certain retail shopping center assets in 17 states within the continental United States and Puerto Rico that were held by DDR Corp. (“DDR”) were separated from DDR through a spin-off of those assets to DDR’s shareholders, which resulted in the distribution of DDR’s interest in a newly formed company, Retail Value Inc. (“RVI”), to holders of DDR common shares (the “Spin-Off”).  For more information about the Spin-Off, please refer to the information statement filed as part of the Registration Statement on Form 10-12B originally filed by RVI with the U.S. Securities and Exchange Commission on March 29, 2018, as amended (the “Information Statement”).

As a result of the Spin-Off, each performance-based restricted share unit award granted to David R. Lukes, Michael A. Makinen and Matthew L. Ostrower on March 2, 2017 and March 2, 2018 (each, a “PRSU Award”), pursuant to the terms of DDR’s 2012 Equity and Incentive Compensation Plan (the “Equity Plan”) and related grant agreement (the “PRSU Agreement”), was equitably adjusted generally as follows (each, an “Adjusted PRSU Award”):

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The number of performance-based restricted share units subject to the PRSU Award was increased so as to retain the same intrinsic value (subject to particular rounding treatment) immediately after the Spin-Off that the PRSU Award had immediately prior to the Spin-Off based on a comparison of the volume weighted average price of DDR’s common shares during the five trading day period immediately before and after the effective date of the Spin-Off; and

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The Compensation Committee of the Board of Directors of DDR (the “Committee”) determined that relative total shareholder return performance during the applicable performance period will involve a comparison of (1) DDR’s common share price (as may be adjusted pursuant to the terms of the awards) at the beginning of the performance period to (2) the sum of (i) DDR’s common share price at the end of the performance period plus (ii) RVI’s common share price at the end of the performance period (but accounting for the 1-for-10 distribution ratio for the Spin-Off when considering dividends on RVI common shares and the RVI common share ending price), with any dividends paid on DDR common shares and RVI common shares and any proceeds of any sale of RVI during the performance period deemed reinvested into DDR common shares.

Each Adjusted PRSU Award generally continues to be governed by (1) the PRSU Agreement that governs the PRSU Award (implementing the two changes as described in the bullet points above), and (2) the Equity Plan.